Exhibit 99(a)

        Culp Announces Second Quarter Results for Fiscal 2007

    HIGH POINT, N.C.--(BUSINESS WIRE)--Dec. 6, 2006--Culp, Inc. (NYSE:
CFI) today reported financial and operating results for the fiscal 2007 second quarter and six months ended October 29, 2006.

    Overview

    For the three months ended October 29, 2006, net sales were $59.0 million compared with $67.0 million a year ago. The company reported net income of $812,000, or $0.07 per diluted share, for the second quarter of fiscal 2007 compared with a net loss of $4.2 million, or $0.36 per diluted share, for the second quarter of fiscal 2006. The financial results for the second quarter of fiscal 2007 include $233,000, or $0.02 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the second fiscal quarter was $1,045,000, or $0.09 per diluted share. The results for the second quarter of fiscal 2006 include restructuring and related charges of $3.8 million, or $0.33 per diluted share, after taxes. Excluding these charges, net loss for the second fiscal quarter of 2006 was $332,000, or $0.03 per diluted share. (A reconciliation of the net income (loss) and net income (loss) per share calculations has been set forth on Page 6.)

    For the six months ended October 29, 2006, the company reported net sales of $121.6 million compared with $129.3 million for the same period a year ago. Net income for the first six months of fiscal 2007 was $946,000, or $0.08 per diluted share, compared with a net loss of $8.1 million, or $0.70 per diluted share, for the same period last year. Excluding restructuring and related charges, net income for the first six months of fiscal 2007 was $2.2 million, or $0.19 per diluted share. Excluding restructuring and related charges, net loss for the first six months of fiscal 2006 was $960,000, or $0.08 per diluted share.

    Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "We are pleased with our solid execution during a challenging period for the retail home furnishing industry. While our top line results reflect the furniture industry slowdown and related inventory correction, we continued to make progress in improving our operating performance in both mattress ticking and upholstery fabrics. The changes we have made in each of our operating segments have enabled us to operate more efficiently, even on lower volumes."

    Mattress Fabrics Segment

    Mattress fabric (known as mattress ticking) sales for the second quarter were $23.5 million, a 2.1 percent decline compared with $24.0 million for the second quarter of fiscal 2006. On a unit volume basis, total yards sold decreased by 7.9 percent compared with the second quarter of fiscal 2006. This trend primarily reflects a decline in demand for printed ticking, a less popular category. However, sales of knitted ticking continued to increase, reflecting changing customer demand. Although prices on the key product lines have trended lower, the average selling price of $2.28 per yard for mattress ticking for the second quarter of fiscal 2007 was slightly higher than the average selling price of $2.16 per yard for the second quarter last year, due to the shift in product mix to increased sales of substantially higher priced knitted ticking. Operating income for this segment was $2.5 million, or 10.5 percent of sales, compared with $1.7 million, or
6.9 percent of sales, for the prior-year period.

    Culp noted, "We showed significant improvement in our operating performance in mattress ticking over the same period a year ago, with operating income up approximately 48 percent and operating margins over 10 percent for the first time in two years. These results reflect solid productivity gains as we are now realizing the full benefits of our $10.0 million capital project implemented over the past two years. Demand for knitted ticking continues to grow as our customers are now using more knits on the top of the mattress and woven jacquards on the sides. We expect this product line, which carries a higher average selling price, to represent a higher percentage of our mattress ticking business in fiscal 2007. Overall, we are pleased with the trends in our mattress ticking business in a challenging market environment. We have continued to make steady progress with key customers and believe we have further enhanced our solid competitive position in mattress ticking."

    Upholstery Fabrics Segment

    Sales for this segment were $35.5 million, a 17.4 percent decline compared with $43.0 million in the second quarter of fiscal 2006. Total yards sold declined by 18.1 percent, while average selling prices were down less than one percent compared with the second quarter of fiscal 2006. Sales of upholstery fabrics reflect higher sales of non-U.S. produced fabrics, and continued very weak demand industry wide for U.S. produced fabrics, driven by consumer preference for leather and suede furniture and other imported fabrics, including an increasing amount of cut and sewn kits. Sales of non-U.S. produced fabrics were $20.6 million in the second quarter, up 65 percent over the prior year period, while sales of U.S. produced fabrics were $14.9 million, down 51 percent from the second quarter of fiscal 2006. Operating income for the upholstery fabrics segment for the second quarter of fiscal 2007 was $393,000 compared with an operating loss of $69,000 for the same period a year ago. These results reflect significantly higher gross profit related to non-U.S. produced fabrics and substantially lower gross profit related to U.S. produced fabrics. Additionally, selling, general and administrative expenses were down
8.0 percent over the same period last year.

    Culp said, "While we continued to see solid growth in sales of non-U.S. produced upholstery fabrics, continued substantial weakness in our U.S. business accounted for the overall segment sales decline during the second quarter. Sales of our non-U.S. produced fabrics represented 58 percent of total upholstery fabric sales for the second quarter, compared with 29 percent a year ago. Culp has built an industry-leading operation in China over the last three years designed to accommodate the growing customer demand for products sourced outside the U.S. We believe this wholly-owned platform is the key driver of our future growth in upholstery fabrics. We are aggressively expanding our capabilities in China with a strong focus on product innovation, quality and global logistics. Culp now employs 450 people and has five buildings totaling about 300,000 square feet located near Shanghai, China.

    "With respect to our U.S. operations, we have made considerable progress in changing our product strategy, reducing our manufacturing complexities and improving our cost structure," added Culp. "However, the lower sales volumes are having a significant impact on our expected operating results. Therefore, during the second quarter we made the decision to further reduce our employment levels across our remaining three U.S. manufacturing plants to more appropriately support current demand. Currently, U.S. 'manufacturing' employment in the upholstery fabrics segment is 320 people compared with 534 people at the end of fiscal 2006 and 1,484 at the end of fiscal 2005. In light of the continuing sharp declines in demand for U.S. produced fabrics, we will continue to evaluate our domestic strategy and production requirements. We remain committed to taking whatever additional steps are necessary to achieve profitable U.S. upholstery fabric operations, and the company could take additional restructuring actions in the near future."

    Balance Sheet

    "Carefully managing our financial position is an important area of focus in fiscal 2007," Culp noted. "At the end of the second fiscal quarter, our balance sheet reflects $9.7 million in cash and cash equivalents, unchanged from the amount at the end of fiscal 2006. While we have built our inventories through the first six months of fiscal 2007 in both operating segments, we are taking the necessary steps to reduce these levels over the second half of this fiscal year. As of October 29, 2006, we also have $1.6 million in assets held for sale, which we expect will be sold over the next twelve months. Our capital spending plans for fiscal 2007 are expected to approximate $2.5 million, with $2.0 million already incurred for the year to date period."

    Outlook

    Commenting on the outlook for the third quarter of fiscal 2007, Culp remarked, "While we are encouraged by the substantial progress we have made in the first half of this year, we see a continuation of the slowdown in the retail furniture market as high gas prices, shaky consumer confidence and a weaker housing market are adversely affecting sales in the furniture industry. Additionally, we believe there continue to be surplus inventories throughout the furniture retail and manufacturing supply chain, as an increasing amount of products are sourced from Asia with much longer lead times. Overall, we expect our third quarter sales to be approximately 12 to 15 percent lower than sales for the third quarter of fiscal 2006. We expect sales in our mattress ticking segment will show about the same decline as the 2.1 percent decline we had in the second quarter of fiscal 2007. Operating income in this segment is expected to improve over the same period last year due to our growing knitted ticking business and the benefits from our recent capital project. In the upholstery fabrics segment, we expect continued growth in sales of fabrics produced outside the U.S., although the year-over-year growth rate is expected to be considerably lower than the previous quarter. Sales of domestically produced upholstery fabrics are expected to reflect very weak demand, resulting in an estimated 15 to 20 percent overall segment decline year-over-year. Due to the continued substantial weakness in U.S. produced sales and a lower growth rate in non U.S. produced sales, we believe the upholstery fabric segment's operating results for the third quarter will show year-over-year improvement, but will reflect a significant operating loss for the quarter. Operating loss for the upholstery fabrics segment for the third quarter of fiscal 2006 was $1.7 million.

    "Considering these factors, we expect the company to report a net loss in the third quarter in the range of ($0.06) to ($0.10) per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter, the company's progress with respect to restructuring activities for our domestic upholstery fabrics operations and the impact of raw material costs."

    The company estimates that restructuring and related charges for previously announced restructuring initiatives of approximately $200,000 ($160,000 net of taxes, or $0.01 per diluted share) will be incurred during the third fiscal quarter. Including these restructuring and related charges, the company expects to report a net loss for the third fiscal quarter in the range of ($0.07) to ($0.11) per diluted share. (A reconciliation of the projected net loss per share calculation has been set forth on Page 6.) This projected range does not include additional charges that could be incurred in the third quarter from any new restructuring initiatives.

    In closing, Culp remarked, "While the furniture industry is going through a very difficult cycle, we continue to move Culp forward and believe we are taking the right steps to extend the leadership positions we enjoy in both of our operating segments. The diversity of our business is a key strength for Culp, with 75 percent of the company's total sales from mattress fabrics and non-US produced upholstery fabrics. We have built a solid competitive position in mattress ticking and continue to expand our relationships with key customers. Our non-U.S. produced upholstery fabrics are now the driving force behind our upholstery fabrics business, and we are aggressively expanding our capabilities and pursuing opportunities for further innovation and expansion. We continue to evaluate our U.S. upholstery fabric strategy and operations and believe we are making progress toward creating a sustainable business model that will meet current customer demand. Our primary objective is to restore Culp to profitability in fiscal 2007 and position the company for growth over the long term in today's global marketplace."

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on form 10-K.

                              CULP, INC.
                    Condensed Financial Highlights
                             (Unaudited)

                   Three Months Ended          Six Months Ended
                ------------------------- ---------------------------
                October 29,  October 30,   October 29,   October 30,
                   2006         2005          2006          2005
                ------------ ------------ ------------- -------------

Net sales       $59,040,000  $67,006,000  $121,625,000  $129,348,000

Net income
 (loss)         $   812,000  $(4,152,000) $    946,000  $ (8,093,000)
Net income
 (loss) per
 share:
   Basic        $      0.07  $     (0.36) $       0.08  $      (0.70)
   Diluted      $      0.07  $     (0.36) $       0.08  $      (0.70)
Net income
 (loss) per
 share, diluted,
 excluding
 restructuring
 and related
 charges(1)     $      0.09  $     (0.03) $       0.19  $      (0.08)
Average shares
 outstanding:
   Basic         11,686,000   11,559,000    11,679,000    11,555,000
   Diluted       11,689,000   11,559,000    11,682,000    11,555,000

(1) Excludes restructuring and related charges of $365,000 ($233,000 or $0.02 per diluted share, after taxes) for the second quarter of fiscal 2007. Excludes restructuring and related charges of $1.5 million ($1.2 million, or $0.10 per diluted share, after taxes) for the first six months of fiscal 2007.

 Excludes restructuring and related charges of $6.2 million ($3.8 million, or $0.33 per diluted share, after taxes) for the second quarter of fiscal 2006. Excludes restructuring and related charges of $11.5 million ($7.1 million, or $0.62 per diluted share, after taxes) for the first six months of fiscal 2006.


                              CULP, INC.
           Reconciliation of Net Income (Loss) as Reported
                    to Pro Forma Net Income (Loss)
                             (Unaudited)

                        Three Months Ended        Six Months Ended
                     ------------------------ ------------------------
                     October 29, October 30,  October 29, October 30,
                        2006         2005        2006         2005
                     ----------- ------------ ----------- ------------
Net income (loss), as
 reported            $  812,000  $(4,152,000)   $946,000  $(8,093,000)
Restructuring and
 related charges, net
 of income taxes        233,000    3,820,000   1,218,000    7,133,000
                     ----------- ------------ ----------- ------------

Pro forma net income
 (loss)              $1,045,000  $  (332,000) $2,164,000  $  (960,000)
                     =========== ============ =========== ============


     Reconciliation of Net Income (Loss) Per Share as Reported to
                Pro Forma Net Income (Loss) Per Share
                             (Unaudited)

                        Three Months Ended(2)    Six Months Ended(2)
                       ----------------------- -----------------------
                       October 29, October 30, October 29, October 30,
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Net income (loss), per
 diluted share, as
 reported               $    0.07   $   (0.36)  $    0.08   $   (0.70)
Restructuring and
 related charges, net
 of income taxes             0.02        0.33        0.10        0.62
                       ----------- ----------- ----------- -----------
Net income (loss) per
 diluted share,
 adjusted               $    0.09   $   (0.03)  $    0.19   $   (0.08)
                       =========== =========== =========== ===========

(2) Per share numbers have been rounded


       Reconciliation of Projected Range of Net Loss Per Share
          to Projected Range of Pro Forma Net Loss Per Share
                             (Unaudited)


                                                   Three Months Ending
                                                   January 28, 2007
                                                ----------------------
Projected range of net loss per diluted share          $(0.07)-$(0.11)
Projected restructuring and related charges, net
 of income taxes                                                 0.01
                                                ----------------------
Projected range of pro forma net loss per
 diluted share                                         $(0.06)-$(0.10)
                                                ======================


    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling
             Vice President of Finance
             336-881-5630
             or
             Media Contact:
             Kenneth M. Ludwig
             Senior Vice President, Human Resources
             336-889-5161